Exhibit 99.1

Bio Green Med Solution, INC. Announces Business Combination Agreement to acquire Future NRG Sdn. Bhd.

●	Creation of a next-generation environmental platform: The proposed transaction brings together essential safety and environmental services, with a strategic focus on regulatory-driven industries where compliance, technical expertise, and reliability are paramount, into a single, globally scalable platform.

●	Integrated fuels, infrastructure, and environmental markets: The combined company is expected to link niche sectors of the fire safety and green waste treatment businesses that involve mandatory compliance frameworks that drive consistent demand for these products and services, providing a resilient and diversified revenue base.

●	Supports overlap in end-customer markets. Future NRG Sdn. Bhd. serves thousands of healthcare waste generators and Fitters Sdn. Bhd., a wholly-owned subsidiary of Bio Green Med Solution, Inc., delivers certified safety solutions, including fire extinguishers, foam systems, fire-resistant doors, PPE and fire safety apparel, that enhance protection across commercial, industrial, healthcare, and residential sectors. Their integration would allow the combined entity to offer a bundled compliance solution with clinical waste disposal and fire safety equipment through a single relationship, potentially increasing customer retention and per-account revenue.

KUALA LUMPUR, MALAYSIA, June 4, 2026 - Bio Green Med Solution, Inc. (NASDAQ: BGMS; the “Company”) today announced that it entered into a Business Combination Agreement (“BCA”) with Future NRG Sdn. Bhd. (“Future NRG”) in an all stock share exchange transaction. Future NRG is a Malaysia-based technology integrator and project developer operating at the forefront of innovative and sustainable medical waste management, for healthcare waste generators including clinics, dental practices, veterinary clinics, dialysis centers, laboratories, and factories, offering advanced waste-to-energy and waste-to-resource projects using advanced, market-proven clean technology. Upon completion of the share exchange, which is subject to approval by BGMS and Future NRG’s shareholders, the combined company is expected to continue operating under the name Bio Green Med Solution, Inc. and continue trading on the Nasdaq Capital Market under the ticker symbol “BGMS”.

Pursuant to the BCA, the parties intend to effect a share exchange between BGMS and the Future NRG selling shareholders, in which Future NRG will become a wholly-owned subsidiary of BGMS, in accordance with the terms of the BCA and the rules under Delaware General Corporation Law (the “DGCL”) and the Malaysian Companies Act (the “Transaction”). As part of the Transaction, the BGMS common stock, par value $0.001 (the “BGMS Stock”) transferred to the Future NRG selling shareholders, in exchange for the ordinary shares of Future NRG shall constitute one hundred (100%) percent of the issued and outstanding capital shares of Future NRG. The percentage of the combined company that pre-Transaction BGMS shareholders and pre-Transaction Future NRG shareholders will own as of the close of the proposed Transaction is subject to an exchange ratio, as described in the BCA. The combined company will continue to be led by Datuk Dr. Doris Wong, current CEO and Executive Director of BGMS, together with other members of the current BGMS management team. The combined company’s Board of Directors will be comprised of the current board members of BGMS except that Mr. Conner Kiu plans to step down as a director but will continue to serve at BGMS as its CFO, and Mr. Pun Kah Weng as selected by Future NRG will be appointed to the board of directors.

“Future NRG is driven by a core conviction focused on advancing eco-friendly alternatives to traditional, high-emission industrial practices,” said Ngu Wang Keat, Director of FNRG. “Our use of advanced American ozone technology to process clinical waste platform provides a 99.9999% reduction in microbial populations while eliminating the carbon emissions associated with traditional incineration. Access to the public markets through this combination with Bio Green Med Solution, Inc. gives us the capital and the profile to accelerate that strategy at scale.”

Datuk Dr. Doris Wong Sing Ee, Chief Executive Officer and Executive Director of BGMS added, “Future NRG’s management team has built a differentiated model with a demonstrated green solution for scheduled waste treatment with proven economics in a large and underserved market. We are confident this combination will deliver long-term value for shareholders.”

The Transaction is expected to close in the fourth quarter of 2026 subject to shareholder approval of both companies, the effectiveness of a registration statement to be filed with the U.S. Securities and Exchange Commission to register the securities to be issued in connection with the Transaction, and the satisfaction of customary closing conditions. The BCA has been unanimously approved by the boards of both BGMS and Future NRG.

About Future NRG Sdn. Bhd.

Future NRG is a Malaysia-based private limited company specializing in renewable energy development through its green solution of scheduled waste treatment (specifically, SW 404 which are pathogenic wastes, clinical wastes or quarantined material) to private medical practitioners throughout Peninsular Malaysia. Future NRG currently owns and operates a medical waste plant, the Sendayan Ozone Medical Waste Treatment Plant in Sendayan Tech Valley, Negeri Sembilan, Malaysia (the “Plant”), with a capacity of 10 metric tons per day.

The Plant is a specialized facility designed to disinfect and treat biomedical waste using ozone gas (O₃) before final disposal. Medical waste such as used syringes, gloves, bandages, laboratory materials, and other infectious items is first collected and often shredded to increase surface area. The shredded waste is then placed inside a sealed treatment chamber where ozone gas is introduced. Ozone, being a powerful oxidizing agent, destroys harmful microorganisms including bacteria, viruses, fungi, and spores by breaking down their cell walls and genetic material. After treatment, the waste becomes non-infectious and safer for disposal, recycling, or energy recovery. Unlike incineration, ozone treatment operates at lower temperatures, produces minimal emissions, and leaves no toxic residues because ozone naturally decomposes into oxygen. This makes it an environmentally friendly and efficient method for managing medical waste in hospitals, laboratories, clinics, and healthcare facilities. For additional information, please visit http://www.futurenrg.net/.

About Bio Green Med Solution, Inc.

BGMS is a Delaware corporation listed on Nasdaq (formerly known as Cyclacel Pharmaceuticals, Inc.) and is headquartered in Kuala Lumpur, Malaysia. BGMS is a diversified enterprise whose fire safety division, anchored by its Fitters Sdn. Bhd. subsidiary, specializes in supplying, trading, and installing protective and fire safety equipment for domestic and international markets. Its product range includes fire extinguishers, foam systems, fire-resistant doors known as the Pyrodor, personal protective equipment (PPE), and fire safety apparel. For additional information, please visit https://bgmsglobal.com/.

Financial and Legal Advisors to the Transaction

ARC Group International Limited is acting as exclusive financial advisor to BGMS with Rimon, P.C. (Washington, DC) serving as BGMS’ legal counsel. Rohamat & Ling Advocates & Solicitors (Malaysia) is serving as legal counsel to Future NRG.

Important Information and Where to Find It

Additional information about the proposed Transaction will be provided in a Report on Form 8-K to be filed by BGMS with the U.S. Securities and Exchange Commission (“SEC”) and available at www.sec.gov.

In connection with the proposed Transaction, a registration statement on Form S-4 (the “Form S-4”) is expected to be filed by the Company with the SEC. Upon the closing of the Transaction, it is expected that the Company will be the ultimate parent of Future NRG. The Form S-4 will include a prospectus relating to the offer and sale of securities to be issued in connection with the completion of the Transaction. It will also include a preliminary proxy statement to be distributed to holders of the Company’s common stock in connection with its solicitation of proxies for the vote of its stockholders in connection matters relating to the Transaction.

This press release does not contain all the information that should be considered concerning the Transaction or any other matter and is not intended to form the basis of any investment decision or any other decision in respect of the Transaction or any other matter. The Company and Future NRG urge investors, stockholders, shareholders and other interested persons to read, when available, the Form S-4, including the prospectus and the proxy statement included therein and the amendments thereto as well as any other documents filed with the SEC in connection with the Transaction as these materials will contain important information about the Company, Future NRG and the Transaction.

After the Form S-4 has been filed and declared effective, the definitive proxy statement will be mailed to the Company’s stockholders as of the record date established for voting on the matters set forth therein. The Company and Future NRG stockholders will be able to obtain copies of such documents, without charge, once available, at the SEC’s website at www.sec.gov, or by directing a request to Bio Green Med Solution, Inc. via email to: ir@BGMS.com.

INVESTMENT IN ANY SECURITIES DESCRIBED HEREIN HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SEC OR ANY OTHER REGULATORY AUTHORITY NOR HAS ANY AUTHORITY PASSED UPON OR ENDORSED THE MERITS OF THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED THEREIN.

Participants in the Solicitation of Proxies

This communication is not a solicitation of a proxy from any investor or securityholder. The Company, Future NRG, and their respective directors, executive officers and other members of their management and employees, may, under SEC rules, be deemed to be participants in the solicitation of proxies of the Company’s stockholders in connection with the Transaction. Investors and securityholders may obtain more detailed information regarding the names, affiliations and interests of the Company’s directors and executive officers in the Company’s Annual Report on Form 10-K filed with the SEC on March 30, 2026, and other reports filed with the SEC. Additional information regarding the participants will also be included in the Form S-4, when it becomes available. When available, these documents can be obtained free of charge from the sources indicated above.

No Offer or Solicitation

No offer or offering of equity interests or securities of any kind is being made, conducted or extended at this time. This communication is for informational purposes only and does not constitute or include an offer to sell, or a solicitation of an offer to purchase or subscribe for, equity interests or securities of any kind or a solicitation of any vote of approval, nor shall there be any sale, issuance or transfer of any such securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction. Any such offer or solicitation will be made only in connection with the delivery of a prospectus meeting the requirements of the Securities Act of 1933, as amended, or exemptions therefrom.

For further information contact:

Bio Green Med Solution, Inc.

info@bgmsglobal.com

Forward-looking Statements

This press release contains “forward-looking statements.” Such statements which are not purely historical (including, but not limited to statements that contain words such as “will,” “believes,” “plans,” “anticipates,” “expects,” “intends,” “would,” “could” and “estimates”) are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future, including but not limited to, the consummation of the Transaction.

Important factors, among others, that may affect actual results or outcomes include: (i) changes in domestic and foreign business, market, financial, political and legal conditions; (ii) the inability of the Company and Future NRG to consummate the proposed Transaction successfully or timely, including the risk that any required approvals are not obtained, are delayed or are subject to unanticipated conditions that could adversely affect the combined company or the expected benefits of the proposed Transaction or that the approval of the equityholders of the Company and Future NRG is not obtained; (iii) failure to realize the anticipated benefits of the proposed Transaction; (iv) the ability of the combined company to grow and manage its growth effectively; (v) the ability of each of the Company and Future NRG to execute their respective business plan; (vi) estimates of the size of the markets for the combined company’s respective products and services; (vii) the rate and degree of market acceptance of the combined company’s products and services outside of its existing markets; (viii) the Company’s ability to identify and integrate acquisitions; (ix) future investments in technology and operations; (x) potential litigation involving the Company or Future NRG; (xi) risks relating to the uncertainty of the projected financial information with respect to Future NRG; (xii) the effects of competition on Future NRG’s business; (xiii) developments and changes in laws and regulations; (xiv) the impact of significant investigative, regulatory or legal proceedings; (xv) general economic and market conditions impacting demand for the combined company’s products and services; (xvi) the ability to meet Nasdaq’s listing standards prior to and following the consummation of the proposed Transaction; and (xvii) such other risks and uncertainties as are discussed in the Company’s Annual Report on Form 10-K filed with the SEC and the Form S-4 to be filed relating to the proposed Transaction.

Other factors include the possibility that the proposed Transaction does not close, including due to the failure to receive required securityholder approvals, or the failure of other closing conditions. The Company expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based. Actual results could differ from those projected in any forward-looking statements due to numerous factors. These forward-looking statements are made as of the date of this press release, and the Company assumes no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements, except as required by law. Although the Company believes that the beliefs, plans, expectations and intentions contained in this press release are reasonable, there can be no assurance that such beliefs, plans, expectations or intentions will prove to be accurate. Investors should consult all of the information set forth herein and should also refer to the risk factors disclosure outlined in the Company’s reports and statements filed from time-to-time with the SEC.

SOURCE:

Bio Green Med Solution, Inc.

Future NRG Sdn. Bhd.